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                                                                     EXHIBIT 8.1




                      [SHERMAN & HOWARD L.L.C. LETTERHEAD]

                                November 12, 1997

The Board of Directors
TCI Music, Inc.
8101 E. Prentice, Suite 500
Englewood, CO  80111

Gentlemen:

     Reference is made to the information set forth under the heading "Certain Consequences of the Merger -- Certain Federal Income Tax Consequences" contained in the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 of TCI Music, Inc. ("TCI Music") relating to (i) 2,100,000 shares of TCI Music's Series A Convertible Preferred Stock that will be issued in connection with the proposed merger (the "Merger") of a subsidiary of TCI Music with and into The Box Worldwide, Inc. ("Box"), and (ii) approximately 6,300,000 shares of TCI Music Series A Common Stock ("Series A Common Stock"), par value $.01 per share, issuable upon conversion of the TCI Music Preferred Stock. It is our opinion that the discussion under that heading, to the extent it represents matters of law or legal conclusions, accurately summarizes the material anticipated federal income tax consequences of the Merger to the holders of the common stock of Box.

     Our opinion set forth in this letter is based on the case law, Internal Revenue Code, Treasury Regulations and Internal Revenue Service rulings as of the above date. Our opinion is based on such authorities now in existence. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinions would not be different. We undertake no responsibility to update or supplement our opinion.

     We consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement of which the Proxy Statement/Prospectus is a part and to the reference to our firm under the headings "Certain Consequences of the Merger -- Certain Federal Income Tax Consequences" and "Legal Matters" contained therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules of the Securities and Exchange Commission thereunder.

                                           Very truly yours,

                                           /s/ SHERMAN & HOWARD L.L.C.